Exhibit 99.1

Exhibit 99.1      Press release, dated January 29, 2009.

   News Release

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com	For Release: Jan. 29, 2009 1:05 p.m. PDT

QUANTUM CORPORATION REPORTS FISCAL THIRD QUARTER RESULTS

Grows Disk Systems and Software Revenue 100 Percent Year-Over-Year with Strong Adoption of New DXi7500 Express Deduplication Appliance for SME Environments

SAN JOSE, Calif., Jan. 29, 2009 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal third quarter (FQ3’09), ended Dec. 31, 2008, was $204 million and included $31 million in disk systems and software revenue. The company had a GAAP operating loss of $334 million and a net loss of $340 million, or $1.63 per share. These figures include an estimated non-cash charge of $350 million for goodwill impairment. On a non-GAAP basis, Quantum generated $31 million in operating income which represented 15 percent of revenue, the highest level achieved in eight years. Non-GAAP net income for the quarter was $26 million, also the highest level in eight years and significantly above analysts’ expectations. (For a reconciliation of GAAP to non-GAAP figures, please see the accompanying tables under the section on “Use of Non-GAAP Financial Measures.”)

Compared to the same quarter in the previous year (FQ3’08), Quantum’s total revenue was down 19 percent, due to the weaker economic environment, the company’s strategy of continuing to shift its sales mix toward higher margin opportunities and a year-over-year decline in branded tape sales and media royalties. Despite the revenue decline, the company’s GAAP gross margin rate was 42 percent, up from 35 percent in FQ3’08 and the highest level Quantum has achieved in eight years.

“Our December quarter results clearly demonstrate the progress we’ve made in executing on key components of our strategy, even in the face of a very challenging economic environment,” said Rick Belluzzo, chairman and CEO of Quantum.

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“We doubled our disk systems and software revenue year-over-year, with strong sales from our new midrange DXi7500 Express solution and our EMC partnership. This helped drive both the significant improvement in GAAP gross margins, which have increased from 28 percent to 42 percent since we merged with ADIC, and the 15 percent non-GAAP operating income we delivered. While we have more work to do to take full advantage of our opportunities and address the challenges posed by our capital structure, we are continuing to strengthen our market position by providing customers with integrated disk, tape and software solutions for multi-site, multi-tier data protection and management.”

Due to a combination of factors, including the impact of the economic environment on its business and the decline in its stock price over the last several months, Quantum began conducting an impairment analysis of its goodwill during FQ3’09, as required by GAAP. Based on the analysis to date, the company has included the estimated $350 million non-cash impairment charge in its GAAP results announced today.1 The charge does not impact Quantum’s cash balances, liquidity, ability to generate cash flow or compliance with debt covenants. With the inclusion of the impairment charge, Quantum’s GAAP operating expenses for the quarter totaled $420 million, resulting in the GAAP net loss of $340 million, or $1.63 per share. In FQ3’08, GAAP operating expenses were $78 million, and the GAAP net loss was $2 million, or 1 cent per share.

In addition to the estimated $350 million goodwill impairment charge, the $340 million GAAP net loss for FQ3’09 included $9 million in amortization of intangibles, $4 million in restructuring charges and $2 million in stock-based compensation. The net impact of these four items reduced earnings per share on a diluted basis by approximately $1.75.

Quantum’s product revenue, which includes sales of the company’s hardware and software products, totaled $144 million in the December quarter. This represented a net decrease of $41 million from FQ3’08, due to an expected decline in overall OEM revenue as well as lower sales of branded non-royalty media, tape automation systems and devices.

Disk systems and software revenue, inclusive of related service revenue, was $31 million in FQ3’09, a 100-percent increase over FQ3’08. One of the highlights in this area was the introduction of Quantum’s DXi7500 Express deduplication appliance optimized for small and medium-size enterprise environments. Although it only shipped for less than half the quarter, the DXi7500 Express showed strong sales over this period, reinforcing the growing adoption of Quantum’s deduplication and replication technology. Based on shipments through the December quarter, this technology is being used to protect more than 400 petabytes of data. In addition, Quantum’s DXi7500 Enterprise model was recently named as a finalist in the backup hardware category for the Storage magazine/SearchStorage.com 2008 Product of the Year awards that will be announced in February.

Revenue for Quantum’s other two product categories in FQ3’09 was as follows:

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$85 million in tape automation sales, a decrease of $28 million from the comparable period in the previous year. Approximately two-thirds of the decline related to OEM products, with the other third due mainly to lower branded sales in EMEA.

[1]	As of the date of this press release, Quantum has not finalized its impairment analysis. Therefore, for purposes of these results, the company is using an estimated $350 million charge.

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$30 million in devices and non-royalty media revenue, down $28 million from FQ3’08. This was primarily the result of two factors – an anticipated decline in OEM device revenue and lower branded media sales, as Quantum chose not to pursue lower-margin media revenue opportunities.

Excluding royalties, the company’s branded share of revenue was 65 percent in FQ3’09, up from 62 percent in FQ3’08.

Quantum generated $19 million in cash from operations for the quarter and, as of Dec. 31, 2008, had $51 million in cash and cash equivalents. The company was also in compliance with all debt covenants as of Dec. 31, 2008, and expects to remain in compliance during the next twelve months.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release – which are non-GAAP operating income and non-GAAP net income – exclude the impact of amortization of intangibles, share-based compensation expenses, restructuring charges and goodwill impairment. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

Quantum believes that these non-GAAP financial measures provide useful and supplemental information to investors regarding its quarterly financial performance, particularly in light of the extraordinary nature of the impact of the estimated goodwill impairment taken this quarter. Quantum management uses these non-GAAP financial measures internally to understand, manage, and evaluate the company’s business results and make operating decisions. For instance, Quantum management often makes decisions regarding staffing, future management priorities and how the company will direct future operating expenses on the basis of non-GAAP financial measures.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material impact on the company’s reported financial results and, therefore, should not be relied upon as the sole financial measures to evaluate the company. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

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Non-GAAP Operating Income

The calculation of non-GAAP operating income is described in the table below. It excludes the amortization of intangibles of $9 million, share-based compensation expenses of $2 million and goodwill impairment of $350 million. These items are excluded from operating income because the amounts are non-cash, Quantum cannot influence the timing and amount of these items and doing so provides investors and management with better visibility into core operating income performance. The calculation of non-GAAP operating income also excludes restructuring charges because the charges relate to specific consolidation actions and are not part of our future core operations.

(In thousands)	Three months ended December 31, 2008
Loss from operations on a GAAP basis	$(334,165)
Amortization of intangibles	9,029
Share-based compensation	2,332
Restructuring charges	4,062
Goodwill impairment	350,000

Operating income on a non-GAAP basis	$31,258

Non-GAAP Net Income

The calculation of non-GAAP net income is described in the table below. Because net income is derived from operating income, the non-GAAP net income calculation excludes the amounts for amortization of intangibles, share-based compensation expenses, restructuring charges and goodwill impairment as described for non-GAAP operating income above.

(In thousands)	Three months ended December 31, 2008
Net loss on a GAAP basis	$(339,776)
Amortization of intangibles	9,029
Share-based compensation	2,332
Restructuring charges	4,062
Goodwill impairment	350,000

Net income on a non-GAAP basis	$25,647

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, Jan. 29, 2009, at 2:00 p.m. PST, to discuss its fiscal third quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (303) 262-2161 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, Jan. 29, 2009, at 2:00 p.m. PST. Site for the webcast and related information: http://www.quantum.com/investors.

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About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi-Series, the first disk backup solutions to extend the power of data deduplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum and the Quantum logo are trademarks of Quantum Corporation registered in the United States and other countries. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements relating to: (1) the ultimate amount of our goodwill impairment charge for FQ3’09; and (2) our expectation that we will comply with all of our credit agreement covenants over the next 12 months, are forward-looking statements within the meaning of the Safe Harbor. These statements are based on management’s current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to, the consequences of the continued U.S. and global financial crisis and the accompanying worldwide recession, uncertainty regarding information technology spending and the corresponding uncertainty in the demand for our products and services, our ability to achieve anticipated pricing, cost and gross margin levels, the successful execution of our strategy to expand our businesses into new directions, the availability of credit on terms that are beneficial to us, particularly in light of the continuing global credit crisis and worldwide recession, our ability to comply with NYSE continued listing requirement to the satisfaction of the NYSE and the final results of our goodwill impairment analysis. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors,” in Quantum’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2008 and in Quantum’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 13, 2008. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Product	$143,882	$185,130	$444,658	$551,734
Service	40,757	40,628	124,593	119,740
Royalty	19,029	26,753	71,598	75,312

Total revenue	203,668	252,511	640,849	746,786
Cost of revenue:
Product	88,949	133,885	303,583	412,623
Service	28,933	31,453	93,766	90,421
Restructuring charges related to cost of revenue	—	—	—	237

Total cost of revenue	117,882	165,338	397,349	503,281
Gross margin	85,786	87,173	243,500	243,505
Operating expenses:
Research and development	16,053	20,127	53,809	68,985
Sales and marketing	32,821	39,371	111,006	108,980
General and administrative	17,015	18,787	58,860	58,290
Restructuring charges	4,062	98	4,469	9,429
Goodwill Impairment	350,000	—	350,000	—

	419,951	78,383	578,144	245,684

Income (loss) from operations	(334,165)	8,790	(334,644)	(2,179)
Interest income and other, net	(594)	331	503	6,200
Interest expense	(7,276)	(10,952)	(23,561)	(48,785)

Loss before income taxes	(342,035)	(1,831)	(357,702)	(44,764)
Income tax provision (benefit)	(2,259)	559	(324)	678

Net loss	$(339,776)	$(2,390)	$(357,378)	$(45,442)

Basic and diluted net loss per share	$(1.63)	$(0.01)	$(1.71)	$(0.22)

Basic and diluted weighted average common and common equivalent shares	210,086	204,243	208,665	201,211

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Included in the above Statements of Operations:

	Three Months Ended		Nine Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Expense related to retiring prior debt facility	$—	$—	$—	$12,602
Accelerated depreciation on legacy IT system	—	—	—	2,179
Accelerated depreciation related to facility closures	—	66	—	132
Retention expense:
Cost of revenue	—	33	—	252
General and administrative	—	41	—	114

	—	74	—	366
Amortization of intangibles:
Cost of revenue	5,510	7,351	19,158	23,907
Research and development	100	521	300	932
Sales and marketing	3,394	4,177	11,642	12,623
General and administrative	25	25	75	75

	9,029	12,074	31,175	37,537
Share-based compensation:
Cost of revenue	141	584	1,099	1,522
Research and development	601	984	2,173	2,901
Sales and marketing	276	861	1,989	2,444
General and administrative	1,314	1,476	2,831	3,557

	2,332	3,905	8,092	10,424

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2008	March 31, 2008
	(Unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$51,239	$93,643
Accounts receivable, net	145,208	182,998
Inventories	66,385	75,995
Deferred income taxes	12,193	12,060
Other current assets	32,079	30,601

Total current assets	307,104	395,297
Long-term assets:
Property and equipment, less accumulated depreciation	31,046	39,271
Service parts for maintenance, less accumulated amortization	70,501	77,211
Purchased technology, less accumulated amortization	55,209	74,667
Other intangible assets, less accumulated amortization	63,506	75,223
Goodwill	40,776	390,776
Other long-term assets	11,393	13,280

Total long-term assets	272,431	670,428

	$579,535	$1,065,725

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$59,016	$97,965
Accrued warranty	12,601	19,862
Deferred revenue, current	82,998	73,525
Current portion of long-term debt	4,000	4,000
Accrued restructuring charges	6,082	3,834
Other accrued liabilities	73,175	82,997

Total current liabilities	237,872	282,183
Long-term liabilities:
Deferred revenue, long-term	32,691	31,152
Deferred income taxes	13,914	13,640
Long-term debt	245,000	336,000
Convertible subordinated debt	160,000	160,000
Other long-term liabilities	11,202	14,746

Total long-term liabilities	462,807	555,538
Stockholders’ equity (deficit)	(121,144)	228,004

	$579,535	$1,065,725

*	Derived from the March 31, 2008 audited Consolidated Financial Statements

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(357,378)	$(45,442)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	12,054	20,411
Amortization **	46,636	58,497
Goodwill impairment	350,000	—
Realized gain on sale of investment	—	(2,122)
Deferred income taxes	141	(18)
Share-based compensation	8,092	10,424
Fixed assets written off in restructuring	—	568
Changes in assets and liabilities:
Accounts receivable	37,790	(59,713)
Inventories	2,265	2,153
Service parts for maintenance	223	885
Accounts payable	(38,949)	14,214
Income taxes payable	93	33
Accrued warranty	(7,261)	(8,606)
Deferred revenue	11,012	13,280
Accrued restructuring charges	2,248	(8,314)
Other assets and liabilities	(17,089)	(1,491)

Net cash provided by (used in) operating activities	49,877	(5,241)
Cash flows from investing activities:
Purchases of marketable securities	—	(65,000)
Proceeds from sale of marketable securities	—	100,000
Purchases of property and equipment	(4,289)	(17,356)
Proceeds from sale of investment	—	5,441
Return of principal from equity investment	1,038	—
Proceeds from sale of subsidiary, net of cash sold	—	2,176

Net cash provided by (used in) investing activities	(3,251)	25,261
Cash flows from financing activities:
Borrowings of long-term debt, net	—	441,953
Repayments of long-term debt	(91,000)	(452,500)
Proceeds from issuance of common stock, net	1,970	14,021

Net cash provided by (used in) financing activities	(89,030)	3,474
Net increase (decrease) in cash and cash equivalents	(42,404)	23,494
Cash and cash equivalents at beginning of period	93,643	59,926

Cash and cash equivalents at end of period	$51,239	$83,420

**	Amortization for the nine months ended December 31, 2007 includes $8.1 million of our prior debt facility’s capitalized debt costs.

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